The information in this Prospectus Supplement is not complete and may be changed. A Registration Statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This Prospectus Supplement and the accompanying Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Exhibit (z)(i)

Subject to Completion, dated

Registration Statement No. 333-______

FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONNECTION WITH OFFERINGS OF COMMON SHARES1
(to Prospectus dated , 2024)

Shares

Advent Convertible and Income Fund

Common Shares

$ per Share

The Fund. Advent Convertible and Income Fund (the “Fund”) is a diversified, closed-end management investment company.

Investment Objective. The Fund’s investment objective is to provide total return through a combination of capital appreciation and current income. There can be no assurance that the Fund will achieve its investment objective, and you could lose some or all of your investment.

Investment Strategy. Under normal market conditions, the Fund invests at least 80% of its Managed Assets (as defined in this Prospectus) in a diversified portfolio of convertible securities and non-convertible income producing securities. Under normal market conditions, the Fund will invest at least 30% of its Managed Assets in convertible securities and may invest up to 70% of its Managed Assets in non-convertible income securities. The Fund may invest without limitation in foreign securities. The Fund also uses a strategy of writing (selling) covered call options on up to 25% of the securities held in the portfolio, thus generating option writing premiums. “Managed Assets” means the total assets of the Fund, including assets attributable to the Fund’s use of leverage, minus the sum of its accrued liabilities (other than liabilities incurred for the purpose of creating leverage).

NYSE Listing. The Fund’s currently outstanding common shares are, and the common shares offered by this Prospectus Supplement and the accompanying Prospectus will be, subject to notice of issuance, listed on the New York Stock Exchange (the “NYSE”) under the symbol “AVK.” As of , the last reported sale price for the Fund’s common shares on the NYSE was $ per share, and the net asset value of the Fund’s common shares was $ per share, representing a [discount/premium] to net asset value of %.

Investing in the Fund’s common shares involves certain risks. See “Risks” on page [ ] of the accompanying Prospectus and “ ” on page of this Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

[1]	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear in any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

	Per Share	Total(1)
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the Fund(2)	$	$

(1)	[The Fund has granted the underwriters an option to purchase up to an additional Common Shares at the public offering price, less the sales load, within days of the date of this prospectus solely to cover overallotments, if any. If such option is exercised in full, the public offering price, sales load, estimated offering expenses and proceeds, before expenses, to the Fund will be $ , $ and $ , respectively. See “Underwriting.”]

(2)	[Offering expenses payable by the Fund will be deducted from the Proceeds, before expenses, to the Fund. Total offering expenses (other than sales load) are estimated to be $ , which will be paid by the Fund.]

The underwriters expect to deliver the Common Shares to purchasers on or about _____________.

This Prospectus Supplement is dated .

You should read this Prospectus Supplement and the accompanying Prospectus, which contains important information about the Fund that you should know before deciding whether to invest, and retain it for future reference. A Statement of Additional Information, dated , 2024, containing additional information about the Fund, has been filed with the SEC and is incorporated by reference in its entirety into the accompanying Prospectus. You may request free copies of the Statement of Additional Information, annual and semi-annual reports to shareholders and other information about the Fund, and make shareholder inquiries, by calling (800) 345-7999 or by writing to Guggenheim Funds Distributors, LLC at 227 West Monroe Street, 7th Floor, Chicago, Illinois, 60606, or you may obtain a copy (and other information regarding the Fund) from the SEC’s website (www.sec.gov). Free copies of the Fund’s Prospectus, Statement of Additional Information and any incorporated information will also be available from the Fund’s website at www.guggenheiminvestments.com/cef/fund/avk.

The Fund’s Securities do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

[As permitted by regulations adopted by the SEC, paper copies of the Fund’s annual and semi-annual shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports from the Fund or from your financial intermediary, such as a broker-dealer or bank. Instead, the reports will be made available on the Fund’s website (www.guggenheiminvestments.com/cef/fund/avk), and you will be notified by mail each time a report is posted and provided with a website link to access the report.

You may elect to receive all future reports in paper free of charge. If you own these shares through a financial intermediary, such as a broker-dealer or bank, you may contact your financial intermediary to request that you continue to receive paper copies of your shareholder reports. If you invest directly with the Fund, you can inform the Fund that you wish to continue receiving paper copies of your shareholder reports by calling (800) 345-7999. Your election to receive reports in paper will apply to all funds held with the fund complex if you invest directly with the Fund or to all funds held in your account if you invest through your financial intermediary.]

This Prospectus Supplement and the accompany Prospectus and the SAI, contain (or will contain) or incorporate (or will incorporate) by reference forward-looking statements, within the meaning of the federal securities laws, that involve risks and uncertainties. These statements describe the Fund’s plans, strategies, and goals and the Fund’s beliefs and assumptions concerning future economic and other conditions and the outlook for the Fund, based on currently available information. In this Prospectus Supplement and the accompanying Prospectus, words such as “anticipates,” “believes,” “expects,” “objectives,” “goals,” “future,” “intends,” “seeks,” “will,” “may,” “could,” “should,” and similar expressions, and the negative of such terms, are used in an effort to identify forward-looking statements, although some forward-looking statements may be expressed differently. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by any forward-looking statements. Although the Fund believes that the expectations expressed in these forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in these forward-looking statements. The Fund’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “ ” section of this Prospectus Supplement and the “Risks” section of the accompanying Prospectus, which describes certain currently known risk factors that could cause actual results to differ materially from the Fund’s expectations. The Fund urges you to review carefully that section for a more detailed discussion of the risks associated with an investment in the Fund’s securities. All forward looking statements contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus are made as of the date of this Prospectus. The Fund does not intend, and undertakes no obligation, to update any forward-looking statement. The Fund is not entitled to the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement. The Fund’s business, financial condition and results of operations may have changed since that date. The Fund will amend this Prospectus Supplement and the accompanying Prospectus if, during the period that this Prospectus

Supplement and the accompanying Prospectus is required to be delivered, there are any subsequent material changes.

Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

TABLE OF CONTENTS

Prospectus Supplement	Page
PROSPECTUS SUPPLEMENT SUMMARY	CS-
SUMMARY OF TRUST EXPENSES	CS-
CAPITALIZATION	CS-
USE OF PROCEEDS	CS-
RECENT DEVELOPMENTS	CS-
TAX MATTERS	CS-
UNDERWRITERS	CS-
LEGAL MATTERS	CS-
ADDITIONAL INFORMATION	CS-

Prospectus

[TO BE INSERTED]

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing in the Fund’s common shares. You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus and the Statement of Additional Information, dated , 2024 (the “SAI”), especially the information set forth under the headings “Investment Objective and Policies” and “Risks.”

The Fund	Advent Convertible and Income Fund (the “Fund”) is a diversified, closed-end management investment company.
Listing and Symbol	The Fund’s currently outstanding Common Shares are, and the Common Shares offered by this Prospectus will be, subject to notice of issuance, listed on the New York Stock Exchange (the “NYSE”) under the symbol “AVK.” As of , the last reported sale price for the Fund’s Common Shares on the NYSE was $ per Common Share, and the net asset value of the Fund’s Common Shares was $ per Common Share, representing a [premium/discount] to net asset value of %.
Distributions

The Fund intends to pay substantially all of its net investment income, if any, to common shareholders through periodic distributions. The Fund intends to distribute any net long-term capital gains to common shareholders at least annually. The Fund intends to declare distributions monthly. To permit the Fund to maintain more stable monthly distributions, the Fund may distribute more or less than the amount of the net income earned in a particular period. There is no assurance the Fund will continue to pay regular monthly distributions or that it will do so at a particular rate. The Fund’s distribution rate is not constant and the amount of distributions, when and if declared by the Fund’s Board of Trustees, is subject to change based on the performance of the Fund. See “Distributions” in this Prospectus.

The Fund’s next regularly scheduled distribution will be for the month ending and, if approved by the Board of Trustees, is expected to be paid to Common Shareholders on or about [Such distribution will not be payable with respect to Common Shares that are issued pursuant to the Offer after the record date for such distribution.]

The Offering

The Fund is offering Common Shares through a group of underwriters. The Fund has given the underwriters an option to purchase up to additional common shares to cover overallotments.

Common Shares Offered by the Fund

[TO COME]

Common Shares Outstanding after the Offering

The number of Common Shares offered and outstanding after the offering assumes the underwriters’ over-allotment option is not exercised. If the over-allotment option is exercised in full, the Fund will issue an additional Common Shares and will have Common Shares outstanding after the Offering.

The Fund’s Common Shares have recently traded at a premium to net asset value (“NAV”) per share and the price of the Common Shares is expected to be above net asset value per share. Therefore, investors in this offering are likely to experience immediate dilution of their investment. Furthermore, shares of closed-end investment companies, such as the Fund, frequently trade at a price below their NAV. The Fund cannot predict whether its Common Shares will trade at a premium or a discount to NAV.
Risks	See “Risks” beginning on page of the accompanying Prospectus for a discussion of factors you should consider carefully before deciding to invest in the Fund’s Common Shares.
Use of Proceeds

The Fund estimates the net proceeds of the offering to be approximately $ .

The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within months after the completion of the offering. Pending such investment, it is anticipated that the proceeds will be invested in cash, cash equivalents or other securities, including U.S. government securities or high quality, short-term debt securities. The Fund may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Fund currently has no intent to issue Securities primarily for these purposes.

SUMMARY OF TRUST EXPENSES

The following table contains information about the costs and expenses that Common Shareholders will bear directly or indirectly. The table is based on the capital structure of the Fund as of (except as noted below) after giving effect to the anticipated net proceeds of the Common Shares offered pursuant to this Prospectus Supplement and the accompanying Prospectus and assuming the Fund incurs the estimated offering expenses. If the Fund issues fewer than all of the Common Shares available for sale pursuant to the Distribution Agreement and the net proceeds to the Fund are less, all other things being equal, the total annual expenses shown would increase. The purpose of the table and the example below is to help you understand the fees and expenses that you, as a holder of Common Shares, would bear directly or indirectly.

Shareholder Transaction Expenses

Sales load paid by common shareholders (as a percentage of offering price)	%(1)
Offering expenses borne by the Fund (as a percentage of offering price)	%(2)
Dividend Reinvestment Plan fees	None(3)

As a Percentage of Net Assets Attributable to Common Shares
Annual Expenses
Management fees(4)%
Interest Expense(5)%
Other Expenses(6)%
Total annual expenses %
____________
(1)	[Represents the estimated commission with respect to the Common Shares being sold under this Prospectus Supplement and the accompanying Prospectus. There is no guarantee that there will be any sales of Common Shares under this Prospectus Supplement and the accompanying Prospectus. Actual sales of Common Shares under this Prospectus Supplement and the accompanying Prospectus, if any, may be less than as set forth under “Capitalization” below. In addition, the price per Common Share of any such sale may be greater or less than the price set forth under “Capitalization” below, depending on market price of the Common Shares at the time of any such sale.]
(2)	[Assumes the sale of Common Shares at a sales price per Common Share of $ , which represents the last reported sales price of the Common Shares on the NYSE on . There is no guarantee that there will be any sales of Common Shares under this Prospectus Supplement and the accompanying Prospectus. Actual sales, if any, of the Common Shares under this Prospectus Supplement and the accompanying Prospectus may be at a price greater or less than $ per Common Share, depending on the market price of the Common Shares at the time of any such sale.]
(3)	Common shareholders will incur brokerage charges if they direct , as Plan Agent for the common shareholders, to sell their common shares held in a dividend reinvestment account.
(4)	The Fund pays the Adviser an annual management fee, payable monthly in arrears, in an amount equal to 0.54% of the Fund’s average daily Managed Assets. Common shareholders bear the portion of the investment advisory fee attributable to the assets purchased with the proceeds of leverage, which means that common shareholders effectively bear the entire management fee. The contractual management fee rate of 0.54% of the Fund’s Managed Assets represents an effective management fee rate of % of net assets attributable to common shares, assuming leverage of % of the Fund’s Managed Assets (the Fund’s outstanding leverage as of ).
(5)	Includes interest payments on borrowed funds and interest expense on reverse repurchase agreements. Interest payments on borrowed funds is based upon the Fund’s outstanding borrowings under the Credit Agreement as of , in an amount equal to % of the Fund’s Managed Assets, at an annual interest rate cost to the Fund of %. Interest expenses on reverse repurchase agreements is based on the Fund’s outstanding reverse repurchase agreements as of , representing % of the Fund’s Managed Assets at an annual interest rate cost to the Fund of %. The actual amount of interest expense incurred by the Fund will vary over time in accordance with the amount of borrowings and reverse repurchase agreements and variations in market interest rates.
(6)	“Other Expenses” are based on estimated amounts for the Fund’s current fiscal year. [Expenses attributable to the Fund’s investments, if any, in other investment companies are currently estimated not to exceed 0.01%.]

Example

The following example illustrates the expenses that you would pay on a $1,000 investment in Common Shares, assuming (1) total annual expenses of % of net assets attributable to Common Shares, (2) the sales load of $ and estimated offering expenses of $ , and (3) a 5% annual return. The example assumes that the estimated Total Annual Expenses set forth in the Annual Expenses table are accurate and that all dividends and distributions are reinvested at NAV per Common Share. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

1 Year	3 Years	5 Years	10 Years
$[ ]	$[ ]	$[ ]	$[ ]

The Example should not be considered a representation of future expenses or returns. Actual expenses may be higher or lower than those assumed. Moreover, the Fund’s actual rate of return may be higher or lower than the hypothetical 5% return shown in the example.

CAPITALIZATION

The following table sets forth the Fund’s capitalization at :

(i)	on a historical basis;
(ii)	on an as adjusted basis to reflect the issuance of an aggregate of Common Shares pursuant to the Fund’s Automatic Dividend Reinvestment Plan, and the application of the net proceeds from such issuances of Common Shares; and
(iii)	on an as further adjusted basis to reflect the assumed sale of Common Shares at a price of $ per share in an offering under this Prospectus Supplement and the accompanying Prospectus less the aggregate underwriting discount of $ and estimated offering expenses payable by the Fund of $ (assuming no exercise of the underwriters’ over-allotment option).
	Actual	As Adjusted (unaudited)	As Further Adjusted (unaudited)
Indebtedness:
Aggregate Principal Amount of Borrowings	$	$	$
Common Shareholder’s Equity:
Paid-in capital
Total distributable earnings
Net Assets	$	$]	$

USE OF PROCEEDS

The Fund estimates that the net proceeds to the Fund from this offering will be approximately $ million, (or $ million if the underwriters exercise their over-allotment option to purchase additional Common Shares in full), after deducting underwriting discounts and commissions and estimated offering expenses borne by the Fund.

The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within months after the completion of the offering. Pending the full investment of the proceeds of an offering, it is anticipated that all or a portion of the proceeds will be invested in U.S. Government securities or high grade, short-term money market instruments, which have returns substantially lower than those the Fund anticipates earning once it has fully invested the proceeds of an offering in accordance with its investment objective. A delay in the anticipated use of proceeds could lower returns and reduce the Fund’s distribution to Common Shareholders.

RECENT DEVELOPMENTS

[TO COME, IF ANY]

[ADDITIONAL RISKS, IF ANY, TO COME]

TAX MATTERS

[TO COME]

UNDERWRITERS

[TO COME]

LEGAL MATTERS

Certain legal matters will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois, as special counsel to the Fund in connection with the offering of Common Shares. Certain legal matters will be passed on by , , , as special counsel to the underwriters in connection with the offering of Common Shares.

ADDITIONAL INFORMATION

This Prospectus Supplement and the accompanying Prospectus constitutes part of a Registration Statement filed by the Fund with the SEC under the Securities Act, and the 1940 Act. This Prospectus Supplement and the accompanying Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the Common Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (www.sec.gov).

Shares

ADVENT CONVERTIBLE AND INCOME FUND

Common Shares

_____________

FORM OF

PROSPECTUS
SUPPLEMENT

_____________